Filed Pursuant to Rule 433

Registration No. 333-197967

June 2, 2017

Spectra Energy Partners, LP

Pricing Term Sheet

$400,000,000 Floating Rate Notes due 2020

Issuer:	Spectra Energy Partners, LP
Security Type:	Senior Unsecured Notes
Pricing Date:	June 2, 2017
Settlement Date: (T+3)	June 7, 2017
Maturity Date:	June 5, 2020, at par
Principal Amount:	$400,000,000
Interest Rate Basis:	Three-month LIBOR
Spread:	+ 70 bps
Initial Interest Rate:	Three-month LIBOR plus 70 bps, determined as of two London business days prior to the Settlement Date
Interest Payment Dates:	Quarterly on each March 5, June 5, September 5 and December 5, commencing September 5, 2017
Interest Reset Dates:	March 5, June 5, September 5 and December 5
Initial Interest Determination Date:	June 5, 2017
Interest Determination Date:	Second London business day prior to each Interest Reset Date
Interest Rate Determination:	Three-month LIBOR plus 70 bps, determined as of the applicable Interest Determination Date
Public Offering Price:	100.000%
Redemption:	The Floating Rate Notes due 2020 will not be redeemable.
CUSIP / ISIN:	84756N AJ8 / US84756NAJ81
Denominations:	$2,000 x $1,000
Sole Bookrunner:	Merrill Lync	h, Pierce, Fenner & Smith Incorporated

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.